Exhibit 10.2

                            AGREEMENT

This Agreement is made by and between Global Guarantee Corporation ("Seller"), and Euro Offline ("Buyer") with respect to the following:

Whereas, for good consideration, the parties mutually agree that:

1. Seller agrees to sell, and Buyer agrees to buy the following property (hereinafter, the "Property"); All rights, title and interest in and to US$102,967 (and contracting to incur interest at 1% below prime rate per annum) of the loan receivable due and owing to Seller from AccessTel, Inc., a Utah corporation.

2. Buyer agrees to pay to Seller and Seller agrees to accept a total purchase price for the Property, the sum of $100,000 (the "Total"), payable as follows:
(a) $15,000 (the "Initial Installment") due upon signature of the Agreement by Buyer and Seller; and (b) $60,000 (the "Second Installment") due immediately following the signing of a reorganization or similar transaction between Euro Offline and Accesstel, Inc.; (c) $12,500 immediately due thirty days following the due date of the Second Installment; and (d) $12,500 immediately due sixty days following the due date of the Second Installment.

3. Seller warrants it has good and legal title to said Property, full authority to sell said Property, and that said Property shall be sold by warranty bill of sale free and clear of all liens, encumbrances, liabilities and advance claims of every nature and description whatsoever.

4. This Agreement shall be governed and construed in accordance with California Law. Jurisdiction for all disputes relating to this Agreement shall be Los Angeles Superior Court.

5. The parties hereto agree that if a reorganization or similar transaction does not take place between Euro Offline and Accesstel, Inc. As referenced in
Section 2 above, the Seller will be obligated to return to Buyer the First Installment, less all expenses (including legal expenses) incurred by Seller in connection with all transactions referenced herein. It is further agreed that no title nor ownership interest in and to the Property will pass to Buyer unless and until the Total has been received by Seller.

6. The parties hereto agree that actual transfer of title to the Property from Seller to Buyer shall not occur unless and until Seller has received the Total. Failure of Buyer to timely pay the Total as expressly agreed herein shall constitute a material breach of this Agreement in favor of Seller. Buyer agrees to pay all of Seller's actual attorney fees that are incurred by Seller in having to enforce the terms of this Agreement.

7. This Agreement shall be binding upon and to the benefit of the parties, their successors, assigns and personal representatives.

8. Facsimile signatures hereon shall have the same force and effect as original signatures.

9. Neither party shall be considered the drafter of this Agreement. This constitutes the entire agreement between the parties.

Executed this 2nd day of October, 2003.

/s/   Rowan                         /s/Randall L. Middleton
Witness                             Buyer

/s/Alison Tepper                    /s/Michael Markow
Witness                             Seller
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